Exhibit 99.1

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OptimizeRx Corporation

Third Quarter 2017 Earnings Conference Call

November 02, 2017

C O R P O R A T E   P A R T I C I P A N T S

William J. Febbo, Chief Executive Officer & Director

Douglas P. Baker, Chief Financial Officer

Miriam J. Paramore, President

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Eric Martinuzzi, Lake Street Capital Markets

John David Ziegelman, Wolverine Asset Management

Ron Chez, Private Investor

David A. Harrell, Private Investor

P R E S E N T A T I O N

Operator:

Good afternoon, and thank you for joining us today to discuss OptimizeRx's Third Quarter, ended September 30, 2017. With us today are the Company's Chief Executive Officer, William Febbo; and Chief Financial Officer, Doug Baker; and its President, Miriam Paramore. Following their remarks, we will open the call to your questions. Then, before we conclude today's call, I'll provide the necessary cautions regarding forward-looking statements made by Management.

I would also like to remind everyone that today's call will be recorded, and will be made available for telephone replay via instructions in today's press release in the ‘Investors’ section of the Company's website.

Now, with that, I'd like to turn the call over to the Chief Executive Officer of OptimizeRx, Mr. William Febbo. Please go ahead, sir.

William J. Febbo:

Thank you, very much, and good afternoon, everyone, and thanks for joining us on the call today. During the third quarter, we made a lot of progress, financially and operationally, I'm glad to report, as we continue to build upon the foundation we've been talking about over the last several quarters.

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I'm happy to report net revenue was up 74% to a record $3.1 million. The increase was driven by growth in our core solutions of financial messaging, our eCoupon product, as well as our new brand messaging launched in Q1 of this year. We also added channel partners, and we continue to invest in our team to scale the business, and expand our digital health platform. This platform integrates leading electronic health record systems, or EHRs, as you'll hear me say many times; and within the e-Prescription workflow when physicians are physically with their patients. We call that Point of Care.

Just to give you some additional perspective before we get into the numbers with Doug, I would like to talk a little bit about why our platform is so valuable to our clients, the pharma manufacturers, patients, and why our opportunity in this market is so large and growing. The health care market has been undergoing many changes. It has become increasingly difficult for pharmaceutical representatives, the salespeople, to get in front of physicians they need to reach. Over 50% of hospitals now don't even let them in the door. Physicians are also spending more than five hours a day accessing patients' EHRs; those are the electronic health records. In 2016 alone, more than 2 billion e-Prescriptions were transmitted from doctors to pharmacy, which reflects that now about 85% of the nation's physicians are using e-Prescriptions as their preferred way to prescribe. This adoption has accelerated over the last few years, which is why it's important to recognize that our technology, our solution and platform, now reaches a very large segment of this market. One key driver is actually something we've all been hearing about much lately: that's the opiate crisis. New York was the first state to mandate e-Prescribing as a means to stem opiate abuse, and now we're seeing this set across the country in different states.

Our solutions have tremendous potential, which is being realized more and more as we expand our client base and channel reach, and integrate further within and outside the prescription workflow. Based on indications from clients, and agencies, and partners, we estimate the total available market to be well over a billion. In other words, we have a lot of room to grow.

Now, before we delve into the operational details of the quarter and outlook for the year, I'd like to turn the call over to our CFO, Doug Baker, who will walk us through the financial details for the quarter. Doug?

Douglas P. Baker:

Thanks, Will, and good afternoon, everyone. Earlier today, we issued a press release with the results for our third quarter ended September 30, 2017. A copy of the release is available on the ‘Investor Relations’ section of our website.

As Will mentioned, our net revenue in the third quarter of 2017 totaled $3.1 million, up 74% compared to $1.8 million in the same year-ago quarter. This increase was primarily attributable to growth of our two core products, financial and brand messaging, along with broader distribution through our new channel partners. The launch of new pharma brands, which now total over a hundred between financial and brand messaging, also contributed to the increase.

Our gross margin in the third quarter was 45.1%, which compares to the 59.5% in the same year-ago quarter. The decrease was primarily due to the launch and expansion of our brand messaging products, which had overall lower margins than our core financial messaging products. However, on a sequential quarterly basis, gross margin improved from 44% last quarter, which was in line with our expectations, and we communicated in our last call. This indicates we are advancing towards our goal of 50% gross margins or better.

Moving down the income statement, our operating expenses in the third quarter were $2 million, which was up from $1.3 million in the same year-ago quarter. The increase was primarily due to additional expenses related to our growth initiatives, including from the Company's executive and sales team. Our operating expenses as a percentage of revenue decreased to 65.4% versus 73.5% in the year-ago quarter. As we grow, we expect the operating expense as a percentage of revenue to continue to decrease.

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Our net loss for the third quarter of 2017 totaled $623,000 or $0.02 a share, as compared to a net loss of $243,000 or $0.01 per share in the third quarter of 2016. This results from the leveling of our growth spend, increased revenue, and the shift in our product mix.

Our EBITDA for the third quarter of 2017 was a loss of $490,000, as compared to a loss of $190,000 in the third quarter of 2016 for the same reasons.

Turning to the balance sheet, Cash and the cash equivalents totaled $5 million at September 30, as compared to the $5.8 million at June 30, and $7 million at December 31, 2016. In addition to the cash used by operations, our cash balance was lowered by the separation agreement with the Company's previous CEO. During the 9 months ended September 30, 2017, we paid $390,000 to redeem stock and $105,000 in consulting fees. There are no remaining payments due under the separation agreement. We also used $867,000 of cash investing in our network and technology to further facilitate our revenue growth. We continue to operate debt-free, and are currently not seeking any additional capital.

That covers the highlights from our financial report. Now I'd like to turn the call back over to Will for further discussion of our operating and strategic initiatives. Will?

William J. Febbo:

Thanks, Doug. Appreciate that. Once again, top line in Q3 was driven by growth in our financial and brand messaging solutions as well as expansion in the network, reaching more physicians. We add—as you saw in the press release, we added iSalus Healthcare into our EHR network, which just continues to build the largest-of-its-kind network with access to more than 370 EHRs nationwide. Just to remind the audience, there are about 500-plus in the market.

In addition to further growth on the core solutions, we also added new pharmaceutical manufacturers and their respective brands. We added three of the top 20 manufacturers in Q3 alone. We also recorded additional compelling return on investment data for our clients on current brands. To remind listeners, the ROI data helps us encourage the adoption of this cloud-based EHR channel for our client, and we are seeing an average return on investment of 5:1 on their money.

Onboarding new clients and channel partners allow to increase our number of brands by about 10% during the quarter, and our channel or reach to physicians by about 20% year-to-date. This equates to over 100 brands, and about one-third of the physician community.

Now, let's talk about our team, and our partners, and our technology. Since the first quarter of '16, we've been building out the team, and we needed to scale the business to support further client and brand growth, and I believe we now have that team to truly scale. To support this growth, we added business development, product operations, team members, as well as appointed Miriam Paramore, who you will hear from later, an accomplished health IT industry veteran, as our new President. I have complete confidence in Miriam as she oversees our technology platform, product suite, channel expansion and, frankly, overall growth. Miriam brings considerable depth with many of our EHR partners, as well as others we are looking at to bring on, given our expanding customer base of top pharmaceutical companies as well as major channel partners like Allscripts and Practice Fusion. Miriam's experience with scaling health technology companies brings timely, and complementary strength to our OptimizeRx team.

Meanwhile, our sales and marketing team continues to leverage the ROI data on increased script lift, which demonstrated in a controlled group how we are able to lift first-fill rates, or sales of prescription drugs. We expect these results to continue to help us increase adoption within the pharma manufacturers and our clients. These investments in our executive and sales teams have begun to produce returns, as you're seeing, and accelerating growth from the past. We're seeing a broader client base, and now we're releasing some good scale potential.

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In fact, as Doug mentioned in his remarks, I'm pleased to see our operating expenses as a percentage of revenue decreased markedly during the quarter. We see this decrease, really to demonstrate the leverage of our operating model, in that it supports greater market reach and revenue growth without the need to incrementally increase operating costs going forward. So, as we grow, we expect operating expenses as a percentage of revenue to continue to decrease.

Our success in acquiring integrating, and expanding into new promotional EHR and e-Prescription platforms has continued to strengthen. As a result, we have more master service agreements now than ever before, and the pipeline is robust; and the integration team, let’s just say they're busy.

Subsequent to the quarter, we added Aprima Medical Software, and we are actively engaged in discussions with several additional EHRs who want to join our platform. We are also working extensively with our existing EHR and e-Prescription partners to expand the reach of our financial messaging in addition to health care providers, as well as looking to build new solutions that leverage our core clients.

EHR adoption is now ubiquitous. e-Prescription adoption is above 80%, and Point of Care access is proving highly valuable to pharma. In fact, 90% of U.S. physicians are now using EHRs on a daily basis. As I mentioned, our ROI for pharma-sponsored events are incredibly high, with an average of 5:1. All of this is conducive to growth of our unique marketing channel between pharma companies and physicians. We also believe we only have just begun to scratch the surface, and our market potential, as I mentioned earlier, is terrific.

I would also like to note that during the quarter, we were invited to multiple events, leading healthcare technology conferences. Miriam spoke at Distributed: Health Conference, which is a leading event focused on block chain and health care, and we'll talk about others later.

Turning to the agencies we've talked about, we all know about our partner, WPP, but we continue to work closely with all the major healthcare-centric companies, and the digital media spend companies within the EHR continues to be the fastest-growing digital spend sector according to the experts. This is a critical piece to the adoption rate of EHR channel as they act as advisors to our clients, and I'm glad to say we work with most of the top 20.

On our last conference call, we said that we are off to a record-gathering RFPs or requests for proposals. The RFP season started in September, and the RFP gathered all support continued growth in 2018. Let me be clear on that: it’s been a really good season of RFP growth. We expect to see multiple one million-plus clients developing through 2018 without over-concentration in any one client.

Moving on to brand messaging. Our brand messaging product launched at the beginning of the year. We've talked a lot about it. It's used in our network partners as a complement to our financial messaging product, and allows us the opportunity to acquire additional budget per brand. We continue to add brand and expect continued improvement in the fourth quarter. We don't break out revenue by messaging solution because of our size and, frankly, the competitive nature of our business, but I can say it's starting to show true results. Our product brand messaging include brand awareness, reminder ads, clinical messaging, unbranded messaging, that can be targeted by a specialty diagnostic code or other criteria. This is truly the most precise way of marketing to the medical communities today, which means great value for our clients, and I see continued growth with a solution. As we have shared, the logic was to have more than one solution, and increase our revenue per brand, which we are seeing, and we will talk after the close of 2017.

Now I'm going to pass it over to Miriam, stop talking for a little while. Miriam?

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Miriam J. Paramore:

Thank you, Will. Hi, everyone. I'd like to share a few observations with the events with you based on my first 90 days. I'll focus my comments around the development of our capabilities to serve the market broadly, and to scale the business rapidly.

First, let me talk about market needs. I have been delighted to learn about the opportunity to name and claim the space between pharma and the Point of Care. I might even call it the previously wasted space, where high-value, realtime, digital communication can occur but doesn't today, at least at scale. OptimizeRx was first-to-market with financial messaging, enabling this cost-saving, patient-friendly solution as the first type of digital dialogue between pharma and health care providers. We're just scratching the surface here, as Will mentioned earlier, but there is so much more. OptimizeRx connects pharma and health care providers, or HCPs digitally, for any type of realtime communication. We added brand messaging this year, and our next step is clinical messaging. Clinical messaging is highly valuable to those constituents delivering content—relevant content about medications at the time the patient is in the provider's office. The opportunities for communication content are limitless. Having created the platform, we are now focused on layering on additional services that are requested by our clients and partners.

To that end, we are investing in our technology infrastructure to make sure it could handle high-volume, realtime messaging in a secure and HIPAA-compliant way. We're investing in our product development and software engineering teams, and using contemporary computing methodologies.

We're also listening closely to the market. We convened our first Medical Advisory Board Meeting in Chicago this quarter. Our submission advisers help us better understand their experience using EHRs every day. They are looking for help, particularly with drug, price transparency and with prior authorizations, those solutions that we look to bring to market on the OptimizeRx platform. Their input helps us to keep current, and helps us to play our role as a thought leader as we speak to help the industry better understand and solve these complex issues.

In line with this effort during the quarter, we helped launch a new think tank, of female executives, who are focused on digital information-driven healthcare. That think tank, underwritten by a company called Edifecs, held its inaugural meeting at Anika (phon) Resort in Southern California, was not painful to be there, I can say. We discussed interoperability healthcare reform, and turning technical innovation into good policy, with the day culminating in a passionate conversation about how we can help mentor each other and move the needle for women in our industry.

It’s events like this and the Distributed: Health Conference, that Will mentioned earlier, that promotes healthcare innovation. We plan to attend a number of other events this year. In fact, I have the pleasure of speaking next week at the EMIS Healthcare Summit, a gathering of C-Suite executives from across the industry, and Will is coordinating an innovation conference at Bayer's Global Headquarters.

Finally, I'll quickly share that we have also invested in operations, personnel, and process improvements, helping to drive higher margins and handle scale.

Thank you, Will.

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William J. Febbo:

Thanks, Miriam. Glad you're here. Let's see, talking more about the channel. We're actively engaged in discussions with several EHRs to integrate our technology into their platform. Our teams are also working extensively with the existing platforms to expand the reach of our financial messaging, as well as the brand messaging. We've seen considerable investment dollars entering the EHR and ERx space over the last 18 months, which we believe will allow for better technology scale and utilization among our partners.

We expect to see further improvement in future quarters as we implement new channels in our core financial messaging product, and have lower revenue share percentages that we're able to as we get more scale. In step with this, we expect the margins of our brand messaging product to increase as we diversify across additional channels and increase the revenue. We expect this to help advance us towards our goal of achieving gross margins of 50% or greater.

For the remainder of the year, we plan to remain extremely focused on engaging more brands, developing more solutions, and increasing our reach to physicians and patients. Given what we see as greater visibility into our expanding client base, we believe we are on track for another record quarter ahead.

Now, with that, let's open up for calls and questions, and then I'll circle back and finish with some closing comments. Operator?

Operator:

Thank you. The question and answer session will be conducted electronically. If you would like to ask a question at this time, you may do so by pressing the star key, followed by the digit, one on your telephone keypad. If you're using a speaker phone, please make sure the mute function is turned off to allow the signal to reach our equipment. Once again if you would like to ask a question please press star, one. We will pause for just a moment to allow everyone the opportunity to signal.

We will take our first question from Eric Martinuzzi with Lake Street Capital Makers. Please go ahead.

Eric Martinuzzi:

Congratulations on a strong quarter, and thanks for taking my questions. I've got a couple of questions. I want to focus first on the EHR, and then going to maybe the forward-looking thoughts. On the EHR side, I know every sale, every—the sign-up of each EHR is a little bit different, but, what can you tell us about the sales cycle with iSalus as far as the length of time, I guess, from initial contact to actually getting them onboard the platform?

William J. Febbo:

Eric, thanks and really enjoyed the report. Glad to have you onboard. The EHRs, yes, it's a good question. The sales cycle can be as short as a month to get an MSA signed, as long as four months to get an MSA signed. Then, it’s really going to come down to our partners' technology list of products, right? There's a lot to do every day with these companies, and we basically become a priority. The good news is: we're a revenue-generating partner for our EHR partner, so we tend to get some priority. I think in the most recent cases, we're seeing a much faster integration, but all in, it's a quarter to a quarter-and-a-half. Keep in mind, these have to be tested on both their platform and ours. Then, obviously, we're pre-selling to clients to let them know that this channel is going to open. So, when it's ready to go, we hit it pretty hard, but it's about a quarter to a quarter-and-a-half.

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Eric Martinuzzi:

Okay. And you talked a little bit about how that—I don't know if pipeline is the right word, but it sounds like you're talking to more—do you feel like the brand, the OptimizeRx brand, is getting out into the market? I know it's probably still got to be sold, but there is—at least, you're a known quantity when you're knocking on those doors?

William J. Febbo:

Absolutely, yes. We've, I think, done a really good job over the last year getting—building a lot of credibility in the space, and being very transparent, and technology-friendly, but also, frankly, doing what we say and bringing revenue from the industry to our channel partners. So, yes, I'd say our reputational brand value is much higher.

Eric Martinuzzi:

Okay. Then, taking a look at the model. I know you didn't give specific outlook for Q4 other than what you expect to grow. What's a normal seasonality for your business? I realize that's kind of a loaded question given how much new account work you have with onboarding of the EHRs, and expansion from financial messaging to branded messaging, but maybe a more specific way to ask it is: what's Q4 look like in comparison to this $3.1 million you just posted?

William J. Febbo:

Yes. No, so just speaking very high-level, Q4 is almost always our largest quarter for the year, and that tracks to how money is managed within our client base. So, we expect Q4 to not be out of whack from the seasonal approach. Obviously, we don't talk to percentages, or growth, or any of that but as we said, I think we're really on track for a strong quarter.

Eric Martinuzzi:

Okay. Then, I've heard you say in prior calls that you expect to breakeven at about a $13 million-plus run rate. Is that still the case?

William J. Febbo:

I would say it's $13 million to $14.5 million. We're going to—Miriam mentioned a couple of products. What we really think is key for this platform right now is getting additional solutions on top of it, and those things don't just turn on. You've got to spend a little to get them. So, we're pretty focused on making sure our investment dollars are incredibly focused on this connectivity between industry and physicians, and distributed through the EHRs. But I would increase our breakeven to probably $14.5 million from $13 million.

Eric Martinuzzi:

Okay. Thanks for taking the questions. Congrats again on the quarter. I don't have a lot of companies in my coverage universe that grew 74% this quarter.

William J. Febbo:

We're glad to be in that club. Thanks Eric.

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Operator:

Once again, if you would like to ask a question, please press star, one on your telephone keypad.

We will go next to John Ziegelman with Wolverine Asset Management. Please, go ahead.

John David Ziegelman:

Hi. Thank you, thanks for taking my call, and what a great quarter. Very happy about it. As you guys know, and some of the market may know, we have filed a 13D, and have suggested that if you could scale—as you anticipated you would, which I believe you've now done—that a process to analyze what your strategic alternatives are would be a good idea. To be clear, what Wolverine thinks strategic alternatives don't—isn't just one outcome; it’s not just sale. In fact, more often, it's strategic in nature with a strategic partner, a merger of some sort, and many times a-go-alone because we're now at scale strategy. All that said, my simple question is, can you guys update us on the process and what you're thinking now that you entered the zone of scale, and whatever you could share with the market would be appreciated.

William J. Febbo:

Thanks, John, good to hear your voice. So, we're 100% focused on execution of growth and really trying to without any distraction, so I think that's important for the investors to hear. However, to your point, it's part of our responsibilities, all the stakeholders and shareholders, to constantly assess all the avenues that go it alone: acquisitions strategies, M&A. We've spoken about the activity in our space in the past with recent M&A and very large investments, and particularly in the Point of Care space. As a Management team and board, we're constantly reviewing our options well, executing our growth plan, which, as you know, is key to the longer-term story. So, I'm pretty confident we've got the Board and the Management team to maintain that balance between our absolute focus on ops and strategic considerations, and I, on a monthly basis, have several conversations in and around strategy that is not focused in any one area but really how to enhance the shareholder value.

Operator:

We'll take our next question from Ron Chez, a Private Investor. Please go ahead.

Ron Chez:

Will, good afternoon. Doug, good afternoon. I have three questions, although you did touch on one with Eric. You might just discuss your thoughts about the relationship you touched on breakeven between continued investment spending and building the infrastructure and profitability, unless you feel like you've covered that adequately with Eric.

William J. Febbo:

No, I think I can add a little bit to it, Ron. The reason why I'm so excited about this business right now is I feel like we've got this foundation, which has a really nice connection between industry and physicians. So, we've got financial messaging growing nicely, our core product, we’ve got brand messaging, which we started in Q1, and we'll continue to grow in accelerated way. So, now it's really up to us to put on other solutions, and the cost of putting those on is much less than the first two, right, because we have the momentum. So, I see putting more solutions, more access, and with the sales team we have, I have a lot of confidence we'll see a lot more growth in the pharma side. I would say we opted a little bit because we're getting—frankly, getting our hands around the business even more, so it's just more of a true number, and I think it's—we don't—we've got our major executive team in place, and so now it's about executing more content through the network.

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Ron Chez:

You touched on additional solutions. Does that mean, in terms of leveraging, what you're doing right now additional sources of revenue besides the two that you've discussed?

William J. Febbo:

Absolutely. We would expect to have at least one more additional revenue solution that we can talk about in Q1, and obviously, we looked—we talked about prior authorization last year, and we'll talk about others as the year unfolds in '18. But yes, that is the idea, Ron.

Ron Chez:

You are looking towards any place where you can establish recurring revenue? A favorite of mine, recurring revenue.

William J. Febbo:

Yes, it is a wonderful phrase. We actually do think there's an opportunity here. We're working pretty hard. We think it's going to be a data-driven solution, and again, connected directly to our core products. So we're not going off campus at all. We're looking at our—how we can deliver more value to our clients in a way that they may be willing to subscriber to and yes that is on the horizon, but nothing definitive yet.

Ron Chez:

So, to that point, which connects to what I just asked, what kinds of programs do you have? Or given this very large market, very large opportunity and where you are with—not a big Company right now, what do you see as the best opportunities or further penetration: more doctors, more budgets, better relationships with agencies? What do you see is the way to enhance penetration?

William J. Febbo:

I think the investments we've made are in three areas. It's definitely more pharmaceutical clients and brands. We have a team focused exclusively on that, and that ties in the agencies as well. There is the technology warehouse, so really streamlining that, adding some data, which ultimately could yield some recurring revenue. Then channel, which is a very big reason Miriam is on the team, with her background and experience and the business development the team have there. So yes, we've got—the pressure is on us. We need to do all three. If we do all three, then we've got a really, really wonderful story here. If we do two out of three, we still have a great story. We’re focused on all of them, Ron.

Ron Chez:

You're focused on patient benefits? You touched on that. Patient benefits are terribly important here.

William J. Febbo:

They are. It's a good point. We did talk about it a little bit in the initial call. The thing that really gets a lot of our team excited is we're providing financial assistance to patients through the physician, and adherence is a big problem in the industry, if you don't take certain meds, you have chronic issues and you're in the hospital, it's really spiraling bad situation. So, we feel like we're helping the patients tremendously, and we are looking always at ways enhance that. Yes, thanks for asking.

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Ron Chez:

All right. Just last comment. You are paying attention to the opportunity of when it is correct to uplist.

William J. Febbo:

We are. When you start to do pretty well, the industry that likes to bring companies uplist, they come calling. We’ve got a really good group to talk to, and we will assess that when it's appropriate, yes.

Ron Chez:

Good progress, Will.

William J. Febbo:

Thanks Ron, appreciate the support.

Operator:

We will go back to John Ziegelman with Wolverine Asset Management. Please go ahead.

John David Ziegelman:

The follow-up to my question is, I want to try and put a bit of a frame around how you process the information that you've just described you were going to look at. And of course, this is just Wolverine's estimates and nobody else's, and you're not saying they're right or wrong. But given your current quarter and given what we expect for the next quarter, we see you at almost $12 million of trailing revenue at the end of Q4. We had in our letter, public letter, said $10 million to $12 million, so you're really killing it in terms of operations. We’ve now upped—given the quarter's results, we've upped next year's estimates, not anywhere close to the 74%. I think we're being conservative. A long story short, taking the sales transactions that you cited in the past that we've cited, the recent analyst report and our own updating of market multiples, we think today, right now, that you're worth between $2.50 and $3 a share. So, very long-winded way to say from our perspective, we think whatever this strategic alts process decides, that's the marker you have to meet or beat. Does that make sense? Do you understand what I'm trying to say?

William J. Febbo:

I do, and obviously, I can't endorse any of the numbers. But in terms of looking at market comps and multiples and certainly now the first nine months of '17, I think as investors, it's healthy to look at that range as the market speaks for itself. Certainly, as you said, it really allows us to look at multiple strategic opportunities because I've got the team in place to build a very large business if it comes to that. So, we are looking at everything, and I'm very encouraged, John, that we met about a year and a half ago. I think we've come a long way, and we'll keep performing.

John David Ziegelman:

Oh, you definitely have come a long way. You've over delivered and under promised. I should say you've over delivered and promised well, not under promised. You've assembled your team. You've got the plumbing. You've got the first mover advantage. You're proving out now that you are either already at scale or nearly at scale. I think given some of the transactions that have taken place, you are in the driver seat, and that doesn't mean you're selling. It means you can negotiate a better deal with a strategic or something like that. And to Ron's point, an uplifting will help with liquidity, which will help with people being interested in the stock. So, thank you, keep it up, and we'll be around.

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William J. Febbo:

Thank John, appreciate the support.

Operator:

We will go back to Ron Chez, a Private Investor. Please go ahead.

Ron Chez:

I just want to ask John if he's a buyer or a seller right now. Just kidding, John. Just kidding, John. We'll talk later. One other question, not about uplist. I'm sorry. I'm looking at my notes right now. On penetration, and when it comes to penetration, isn't the HCP part of this the biggest opportunity? Or is it the big—or is it budgets the biggest opportunity?

William J. Febbo:

Yes, well you can't get the budgets without the HCP, so they're really connected. And we've got enough now to grow nicely, as everyone is seeing. But as we get more access, it's just easier to get more budget once you're a bigger Company with pharma. We anticipate being able to go after bigger dollars. As I think I've cited, we expect multiple million-plus clients versus one or two that we've seen this year. So, we're excited about that.

Ron Chez:

One more comment. I encourage the focus on building the business. You've got the infrastructure there. You build the business and satisfy patients and doctors, and the rest of the stuff takes care of itself in terms of a strategic alternative, better stock price, the opportunity for acquisitions or whatever. You just got to build the business.

William J. Febbo:

I agree.

Operator:

We'll take our next question from David Harrell with OptimizeRx. Please go ahead

David A. Harrell:

Will, congratulations, it's exciting to hear and getting that milestone of a hundred brands is a fantastic accomplishment. So, congratulations to you and the team.

William J. Febbo:

Thanks, David.

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David A. Harrell:

One thing I wanted to share is that the good news is there's 700 other brands that we haven't at this point really secured, and considering you have that mass scale and proven ROI across really every type of pharmaceutical product whether it's diabetes, cardiovascular, asthma, now that you've reached that scale, industry scale and recognition, and you have the ROI to back you up, do you see bigger chunks of products, not looking at this is an innovative market tactic but a must-have market tactic? Again, the opportunity on the product side is sevenfold to where we are, and I think that the EHR is at least five to sevenfold as well. So, can you comment on your key critical success factors now you have that scale to go after the rest of the market?

William J. Febbo:

Sure, Dave. So, I think, yes, there are 800 in the market. There are probably about 400 that are relevant to us. We’ve gotten away a little bit from brand count because you can have one brand doing $4 million and one brand doing $30,000. So, what we're really looking at are key accounts, accounts that have a long tail of exclusivity with patent protection. We're looking at the higher volume. We also have a specialty drug approach, which is a lower volume, higher price, certainly more need for copay. What I can say is I really think we've got the sales team in place and the client relationships to get a lot more traction in the market, so more brand dollars, more share of the brand dollars. I think now that we have multiple products for solutions between brand and financial, clinical messaging, we're just becoming more relevant to the client. So, as you know, Dave, you've been at it. They take you more seriously the more you spend, they spend with you. I think we've got the team to support the growth, and we can certainly start to see better scale, yes.

David A. Harrell:

That sounds great. Thank you.

William J. Febbo:

Thank you, Dave.

Operator:

We will go back to John Ziegelman with Wolverine Asset Management. Please go ahead.

John David Ziegelman:

As kind of jokingly, I was going to answer Ron. But my compliance guy just jumped on me, so I'll just stay quiet and say I think it's worth over $2.50. So, you guess what I'm doing.

William J. Febbo:

I love it. You have to answer it on the call. This is good. It's getting fun now. All right. Thanks, John.

Operator:

At this time, this concludes our question-and-answer session. I would now like to turn the call back over to Mr. Febbo. Sir, please proceed.

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William J. Febbo:

Thanks. I just want to finish up with a quick comment of why someone should believe what John believes and many others on the phone. Firstly, we've got tectonic shifts in technology-enabled communication tools between industry and medical professionals. Investment in the space is happening at all levels. We've got some startups. The largest companies in the country are investing in our space.

Our solution is embedded into the workflow of physician with transparency, compliance, accuracy and a strong ROI, which are all requirements today. Our core solution benefits patients with financial assistance and improves adherence and thus outcomes. So, we're relevant. Really, the most personal part of this is we have a team to execute on this vision. Our team is the best team in the industry, and we work really hard for everybody, all the stakeholders. I'm very proud of that.

So, with that, we look forward to talking to you in the future, and you know you can always reach out and give me a call anytime. Thanks, everyone. Operator?

Operator:

Thank you. Before we conclude today's call, I would like to provide the Company's Safe Harbor statement that includes important cautions regarding forward-looking statements made during today's call.

Statements made by Management during today's call may contain forward-looking statements within the definition of Section 27-A in the Securities Act of 1933 as amended and Section 21-E of the Securities Act of 1934 as amended. These forward-looking statements should not be used to make an investment decision. The words anticipate, estimate, expect, possible and seeking and similar expressions identify forward-looking statements, and they speak only to date the statements was made. Examples of such forward-looking statements in this presentation includes statements regarding the Company's expectations that its distribution of financial messages will continue to increase, and brand messaging will continue to support top line growth; the Company's expectation of the margin on its brand messaging product to increase; the Company's expectation of leveraging ROI data will continue to help IT build more adoption within the manufacturer's budgeting; the Company's expectation to see further improvements in cost of sales percentage in future quarters; the Company's expectation operating expense as a percentage of revenue to continue to decrease; the Company's estimation of the total available market; the Company's expectation to see additional states mandate e-Prescribing; and the Company's expectation it's on track for another record quarter ahead.

The Company undertakes no obligation to publicly update or revise any forward-looking statements whether because of new information, future events or otherwise.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth and contemplated by, or underlying forward-looking statements. Risks and uncertainties to which forward-looking statements are subject and could affect our business and financial results are included in the Company's annual report on Form 10-K for the Fiscal year ended December 31, 2016. This form is available on the Company's website and on the SEC website at sec.gov.

Before we end today's conference, I would like to remind everyone that this call will be available for replay starting later this evening through November 23. Please refer to today's press release for dial-in replay instructions available via the Company's website at www.optimizerx.com.

Thank you for joining us today. This concludes today's conference call. You may now disconnect.

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